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                                                                   EXHIBIT 10.17

                              EMPLOYMENT AGREEMENT

      This Employment Agreement ("AGREEMENT") is made and entered into as of February 7, 2005 (the "EFFECTIVE DATE"), by and between MARINER ENERGY, INC., a Delaware corporation (hereafter "COMPANY"), and MICHIEL C. VAN DEN BOLD (hereafter "EXECUTIVE").

      1. EMPLOYMENT. During the Employment Period (as defined in Section 4 hereof), the Company shall employ Executive, and Executive shall serve, as Vice President and Chief Exploration Officer.

      2. DUTIES AND RESPONSIBILITIES OF EXECUTIVE.

            (a) During the Employment Period, Executive shall devote his full time and attention during normal business hours to the business of the Company, will act in the best interests of the Company and will perform with due care his duties and responsibilities. Executive's duties will include those normally incidental to the position of Vice President and Chief Exploration Officer as well as whatever additional duties may be assigned to him by the Board of Directors of the Company (the "BOARD") or the Chief Executive Officer of the Company. Executive agrees to cooperate fully with the Board and the Chief Executive Officer of the Company and not to engage in any activity that materially interferes with the performance of Executive's duties hereunder. During the Employment Period, Executive will not hold outside employment without the advance written approval of the Board. Provided that it shall not be a violation of this Agreement for Executive to (1) serve on corporate, civic, or charitable boards or committees (except for boards or committees of a business organization that competes with the Company in any business in which the Company is regularly engaged), which are listed on EXHIBIT A so long as such service does not materially interfere with the performance of Executive's duties and responsibilities under this Agreement, as determined in the good faith opinion of the Board, (2) manage personal investments, or (3) take vacation days and reasonable absences due to injury or illness, as set forth herein and/or permitted by the general policies of the Company.

            (b) Executive represents and covenants to the Company that he is not subject or a party to any employment agreement, noncompetition covenant, nondisclosure agreement, or any other agreement, covenant, understanding, or restriction that would prohibit Executive from executing this Agreement and fully performing his duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect the duties and responsibilities that may now or in the future be assigned to Executive hereunder.

            (c) Executive acknowledges and agrees that Executive owes the Company a duty of loyalty and that the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Executive owes the Company under the common law.

      3. COMPENSATION.

            (a) During the Employment Period (as defined in Section 4 hereof), the Company shall pay to Executive an annualized base salary of $200,000 (the "BASE

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      SALARY") in consideration for Executive's services under this Agreement, payable on a not less than semi-monthly basis, in conformity with the Company's customary payroll practices for executive salaries. For all purposes of this Agreement, Executive's Base Salary shall include any portion thereof which is deferred under any nonqualified plan or arrangement. Each year, the Board shall review Executive's salary based on market survey data, corporate performance, and performance of Executive. If, in its sole and complete discretion, the Board determines that an increase in Executive's salary is appropriate, the Board may make such adjustment, and such adjusted salary shall thereafter be Executive's Base Salary for purposes of this Agreement. Executive's Base Salary may not be reduced except as part of a general reduction of salaries paid to management employees that is necessitated by business conditions, as determined by the Board.

            (b) Executive may be eligible for an annual discretionary performance bonus with respect to each calendar year during the Employment Period (the "ANNUAL BONUS"). The amount, if any, of Executive's Annual Bonus will be determined by the Board in its sole and complete discretion based on market survey data, corporate performance, and performance of Executive. Bonus determinations will be made by the Board at a time convenient to the Board but typically within 60 calendar days of the end of each calendar year. The Board will, on an annual basis (at or near the beginning of each calendar year in the Employment Period) establish a target bonus for Executive for the upcoming year, and will communicate such target to Executive. If the Board determines to award Executive an Annual Bonus, it will be payable in conformity with the Company's customary payroll practices for executive bonuses. The Board may also award additional bonuses or other compensation to Executive at any time in its sole and complete discretion.

            (c) Any salary, bonus, and other compensation payments hereunder shall be subject to such payroll and other taxes, withholdings, and deductions as may be required by applicable law or with respect to Executive's coverage in the Company's insurance and other employee benefit plans.

      4. TERM OF EMPLOYMENT. The initial term of this Agreement shall be for the period beginning on the Effective Date and ending at midnight (EST) on March 2, 2006 (the "INITIAL TERM"); provided, however, that if the Company consummates an initial public offering of its common stock prior to March 3, 2006, the Initial Term shall end on March 2, 2007. For all purposes of this Agreement, the consummation of a sale under Rule 144A and/or Regulation D of equity securities of the Company shall be treated as the consummation of an initial public offering by the Company. On March 3, 2006 (or 2007, if applicable) and on March 3 of each succeeding year (each such date being referred to as a "RENEWAL DATE"), this Agreement shall automatically renew and extend for a period of 12 months (a "RENEWAL TERM") unless written notice of non-renewal is delivered from one party to the other at least 90 days prior to such Renewal Date (in which case the Termination Date shall be the day immediately prior to such Renewal
Date). Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time during the Initial Term or the Renewal Term (if any) in accordance with Section 6. The period from the Effective Date through the Termination Date of this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the

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"EMPLOYMENT PERIOD." In the event that this Agreement is not renewed, Executive shall become an at-will employee of the Company and the Company shall have the right to terminate Executive's employment with the Company at any time.

      5. BENEFITS. Subject to the terms and conditions of this Agreement, Executive shall be entitled to the following benefits during the Employment
Period:

            (a) REIMBURSEMENT OF BUSINESS EXPENSES. The Company agrees to reimburse Executive for reasonable business-related expenses incurred in the performance of Executive's duties under this Agreement.

            (b) BENEFIT PLANS AND PROGRAMS. To the extent permitted by applicable law and subject to the terms and eligibility requirements of any such plan or program, Executive will be eligible to participate in all benefit plans and programs, including improvements or modifications of the same, that are maintained by the Company generally for executive employees of the Company, subject to the eligibility requirements and other terms and conditions of those plans and programs. The Company will not, however, by reason of this Section 5(b) be obligated either (1) to institute, maintain, or refrain from changing, amending, or discontinuing any such benefit plan or program, or (2) to provide Executive with all benefits provided to any other person or individual employed by the Company or any of its affiliates.

      6. TERMINATION OF EMPLOYMENT.

            (a) COMPANY'S RIGHT TO TERMINATE. At any time during the Initial Term or any Renewal Term, the Company shall have the right to terminate this Agreement and Executive's employment with the Company for any of the following reasons:

                  (1) Upon Executive's death (in which case the Termination Date shall be the date of Executive's death);

                  (2) Upon Executive's Disability (as defined below);

                  (3) For Cause (as defined in Section 7); or

                  (4) For any other reason whatsoever, in the sole and complete discretion of the Company.

            (b) EXECUTIVE'S RIGHT TO TERMINATE. At any time during the Initial Term or any Renewal Term, Executive will have the right to terminate this Agreement and Executive's employment with the Company for:

                  (1) Good Reason (as defined in Section 7); or

                  (2) For any other reason whatsoever, in the sole and complete discretion of Executive.

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            (c)    "DISABILITY." For purposes of this Agreement, "Disability"
      means that Executive has sustained sickness or injury that renders Executive incapable of performing the duties and services required of Executive hereunder for a period of 90 consecutive calendar days or a total of 120 calendar days during any 12 month period.

            (d) "NOTICES." Any termination of this Agreement by the Company under Section 6(a) (other than termination due to the death of Executive), or by Executive under Section 6(b) shall be communicated by a Notice of Termination to the other party. A "Notice of Termination" means a written notice that (1) indicates the specific termination provision in this Agreement relied upon and (2) if the termination is by the Company for Cause or by Executive for Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. The Notice of Termination must specify the Termination Date. In the case of a termination by the Company for Cause or due to Executive's Disability, or by Executive for Good Reason, the Termination Date may be as early as the date notice is given but no later than 30 calendar days after notice is given, unless otherwise agreed to in writing by both parties. In the case of a termination by the Company or by Executive for any other reason, the Termination Date may be as early as 14 calendar days after notice is given but no later than 60 calendar days after notice is given, unless otherwise agreed to by the parties in writing.

      7. SEVERANCE PAYMENTS.

            (a) TERMINATION BY THE COMPANY. If (1) the Company terminates this Agreement and Executive's employment with the Company and its affiliates during the Initial Term or the Renewal Term (if any) pursuant to Section 6(a)(4), (2) Executive signs and does not revoke a waiver and release agreement substantially similar to Exhibit B, and (3) Executive continues to comply with Executive's ongoing obligations under Sections 11 and 12 of this Agreement, then, subject to Section 7(h), the Company shall pay Executive severance in accordance with Section 7(c). Such severance payments shall be in addition to payment by the Company of all previously unpaid amounts (including, without limitation, salary, bonuses, equity plans, incentive compensation plans, fringe benefits, and expense reimbursements) owed to Executive under this Agreement with respect to periods prior to the Termination Date.

            (b) TERMINATION BY EXECUTIVE. If (1) Executive terminates this Agreement and Executive's employment with the Company and its affiliates during the Initial Term or the Renewal Term (if any) pursuant to Section 6(b)(1), (2) Executive signs and does not revoke a waiver and release agreement substantially similar to Exhibit B, and (3) Executive continues to comply with Executive's ongoing obligations under Sections 11 and 12 of this Agreement, then, subject to Section 7(h), the Company shall pay Executive severance in accordance with Section 7(c). Such severance payments shall be in addition to payment by the Company of all previously unpaid amounts (including, without limitation, salary, bonuses, equity plans, incentive compensation plans, fringe benefits, and expense reimbursements) owed to Executive under this Agreement with respect to periods prior to the Termination Date.

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            (c) SEVERANCE AMOUNT. If the Company is required to pay Executive severance by the express terms of Section 7(a) or 7(b), the Company shall pay Executive the following as severance:

                  (1) Executive's Base Salary at the highest rate in effect
            prior to the Termination Date as salary continuation for a period of eighteen months commencing on the date on which Executive's employment with the Company is terminated (the "TERMINATION DATE") (the "SEVERANCE PERIOD"), payable in equal monthly installments pursuant to the Company's customary payroll practices for executive salaries; provided, however, that, at the option of the Company, the amounts payable under this Section 7(c) may be paid by the Company in one lump sum.

                  (2) Executive, Executive's spouse, and Executive's dependents will continue to be eligible for coverage under the Company's group health plan or any successor plan on the same basis as active executive employees of the Company, their spouses, and their dependents for the duration of the Severance Period. If and when group health coverage under another employer's plan is made available to Executive, Executive's spouse, or Executive's dependents, the Company's obligations under this paragraph will cease with respect to each person to whom such coverage is made available, notwithstanding that such person may not in fact become covered under such other employer's plan. Executive's portion of the premium for such coverage shall be withheld from the salary continuation payments described in paragraph (1) immediately above or, if salary continuation has been paid in a lump sum, Executive shall reimburse the Company for Executive's portion of the premium on a monthly basis.

                  (3) An amount equal to the sum of amounts paid or payable to
            Executive as bonuses by the Company for the year prior to the year in which the Termination Date occurs. This amount will be payable in one lump sum, to Executive within 30 days after the end of the Severance Period.

                  (4) Executive shall become 100% vested in all of the shares of restricted stock granted to Executive under the Mariner Energy, Inc. Equity Participation Plan to the extent Executive is less than 100% vested in such shares as of the Termination Date.

                  (5) Executive shall become 50% vested in all of the rights and interests granted to Executive under the Company's stock and other equity plans (other than the Mariner Energy, Inc. Equity Participation Plan), including without limitation any stock options, restricted stock, restricted stock units, performance units, and/or performance shares to the extent Executive is less than 50% vested in such award as of the Termination Date.

                  (6) Notwithstanding any other provision hereof, if the Company incurs an obligation to pay severance under this Section 7(c) in connection with the termination of Executive's employment after the consummation of an initial

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            public offering by the Company, then, subject to Section 7(h),
            Executive shall be entitled to receive the amounts specified in
            Section 8(a) in lieu of the amounts specified in Sections 7(c)(1) and 7(c)(3).

                  (7) Payments under this Section 7(c) shall be in lieu of any severance benefits otherwise due to Executive under any severance pay plan or program maintained by the Company that covers its employees or executives generally. If Executive receives payment under Section 8(a), payments otherwise payable under Section 7(c)(1) shall terminate.

            (d) TERMINATION IN EVENT OF EXECUTIVE'S DISABILITY. If (1) the Company terminates Executive's employment with the Company and its affiliates during the Initial Term or the Renewal Term (if any) pursuant to Section 6(a)(2), (2) Executive signs and does not revoke a waiver and release agreement substantially similar to Exhibit B, and (3) Executive continues to comply with Executive's ongoing obligations under Section 11 and 12 of this Agreement, then, subject to Section 7(h), the Company shall pay Executive the severance described in accordance with Section 7(e). Such severance payments shall be in addition to payment by the Company of all previously unpaid amounts (including, without limitation, salary, bonuses, equity plans, incentive compensation plans, fringe benefits, and expense reimbursements) owed to Executive under this Agreement with respect to periods prior to the Termination Date.

            (e) DISABILITY SEVERANCE. If the Company is required to pay Executive severance by the express terms of Section 7(d), the Company shall pay Executive the following as severance:

                  (1) Executive's Base Salary at the highest rate in effect
            prior to the Termination Date as salary continuation for the duration of the Severance Period, payable in equal monthly installments pursuant to the Company's customary payroll practices for executive salaries; provided, however, that, at the option of the Company, the amounts payable under this Section 7(e) may be paid by the Company in one lump sum.

                  (2) Executive, Executive's spouse, and Executive's dependents will continue to be eligible for coverage under the Company's group health plan or any successor plan on the same basis as active executive employees of the Company, their spouses, and their dependents for the duration of the Severance Period. Executive's portion of the premium for such coverage shall be withheld from the salary continuation payments described in paragraph (1) immediately above or, if salary continuation has been paid in a lump sum, Executive shall reimburse the Company for Executive's portion of the premium on a monthly basis. If and when group health coverage under another employer's plan is made available to Executive, Executive's spouse, or Executive's dependents, the Company's obligations under this paragraph will cease with respect to each person to whom such coverage is made available, notwithstanding that such person may not in fact become covered under such other employer's plan.

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                  (3) An amount equal to the sum of amounts paid or payable to
            Executive as bonuses awarded by the Company for the calendar year prior to the calendar year in which the Termination Date occurs. This amount will be payable in one lump sum to Executive within 30 days after the end of the Severance Period.

                  (4) Executive shall become 100% vested in all of the shares of restricted stock granted to Executive under the Mariner Energy, Inc. Equity Participation Plan to the extent Executive is less than 100% vested in such shares as of the Termination Date.

                  (5) Executive shall become 50% vested in all of the rights and interests granted to Executive under the Company's stock and other equity plans (other than the Mariner Energy, Inc. Equity Participation Plan), including without limitation any stock options, restricted stock, restricted stock units, performance units, and/or performance shares to the extent Executive is less than 50% vested in such award as of the Termination Date.

                  (6) Notwithstanding any other provision hereof, if the Company incurs an obligation to pay severance under this Section 7(e) in connection with termination of Executive's employment after the consummation of an initial public offering by the Company, then, subject to Section 7(h), Executive shall be entitled to receive the amounts specified in Section 8(a) in lieu of the amounts specified in Sections 7(e)(1) and 7(e)(3).

                  (7) Payments under this Section 7(e) shall be in lieu of any severance benefits otherwise due to Executive under any severance pay plan or program maintained by the Company that covers its employees or executives generally.

            (f) "CAUSE" means the occurrence or existence, prior to occurrence of circumstances constituting Good Reason, of any of the following events:

                  (1) Executive's gross negligence or material mismanagement in performing, or material failure or inability (excluding as a result of death or Disability) to perform, Executive's duties and responsibilities as described herein or as lawfully directed by the Board or the Chief Executive Officer of the Company;

                  (2) Executive's having committed any act of willful misconduct or material dishonesty against the Company or any of its affiliates (including theft, misappropriation, embezzlement, forgery, fraud, falsification of records, or misrepresentation) or any act that results in, or could reasonably be expected to result in, material injury to the reputation, business or business relationships of the Company or any of its affiliates;

                  (3) Executive's material breach of this Agreement, any
            fiduciary duty owed by Executive to the Company or its affiliates, or any written workplace policies applicable to Executive (including the Company's code of conduct and

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            policy on workplace harassment) whether adopted on or after the date of this Agreement;

                  (4) Executive's having been convicted of, or having entered a plea bargain, a plea of nolo contendre or settlement admitting guilt for, any felony, any crime of moral turpitude, or any other crime that could reasonably be expected to have a material adverse impact on the Company's or any of its affiliates' reputations; or

                  (5) Executive's having committed any material violation of any federal law regulating securities (without having relied on the advice of the Company's attorney to perform required acts on the Chief Executive Officer's behalf) or having been the subject of any final order, judicial or administrative, obtained or issued by the Securities and Exchange Commission, for any securities violation involving fraud, including, for example, any such order consented to by Executive in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied.

            (G) "GOOD REASON" means the occurrence, prior to occurrence of circumstances constituting Cause, of any of the following events without Executive's consent:

                  (1) Any material breach by the Company of this Agreement,
            provided that Executive provides the Board written notice of such breach within 90 days from the first date that he is aware, or reasonably should be aware, of such breach and such breach is not remedied within 30 days of the Board's receipt of such written notice;

                  (2) Any requirement by the Company that Executive relocate outside of the Houston metropolitan area;

                  (3) Failure of any successor to assume this Agreement not
            later than the date as of which it acquires substantially all of the equity, assets or businesses of the Company;

                  (4) Any material reduction in Executive's title,
            responsibilities, or duties; or

                  (5) The assignment to Executive of any duties materially
            inconsistent with his duties as Vice President and Chief Exploration Officer of the Company.

            (h) LATER DETERMINATIONS. Notwithstanding any other provision of this Agreement, if Executive's employment with the Company is terminated such that Executive is entitled to severance from the Company and within one year following such termination the Board determines that Cause exists or existed on, prior to, or after such termination, Executive shall not be entitled to any severance from the Company, and any and all severance payments from the Company to Executive in any form or amount shall

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      cease and any such payments or reimbursements already made to Executive must be returned to the Company.

      8. CHANGE OF CONTROL.

            (a) Upon the termination of Executive's employment with the Company for any reason other than Cause at any time on or within nine months after a Change of Control that occurs during the Employment Period or upon the occurrence of a Change of Control within nine months following a termination of Executive's employment that entitles Executive to severance under Section 7(c), the Company shall pay Executive, subject to Section 8(d) below, an amount equal to 2.0 times the sum of Executive's Base Salary plus his Average Bonus Amount. The Executive's "Average Bonus Amount" shall be the average annual amount paid or payable to Executive as bonuses for the Company's three calendar years ended immediately prior to the occurrence of the Change of Control (or for the number of calendar years that Executive has been an employee of the Company before the occurrence of the Change of Control, if less than three); provided that any payment otherwise payable under this Section 8(a) shall be subject to
      Section 7(h) notwithstanding that such payment is not a severance payment.

            (b) Upon the occurrence of a Change of Control that occurs during the Employment Period or within nine months following a termination of Executive's employment that entitles Executive to severance under Section 7(c), Executive shall become 100% vested in all of the rights and interests granted to Executive under the Company's stock and other equity plans, including without limitation any stock options, restricted stock, restricted stock units, performance units, and/or performance shares to the extent Executive is less than 100% vested in such award as of the Termination Date.

            (c) "Change of Control" means (i) after the Effective Date, any person or group of affiliated or associated persons acquires more than 35% of the voting power of the Company; (ii) the consummation of a sale of all or substantially all of the assets of the Company; (iii) the dissolution of the Company or (iv) the consummation of any merger, consolidation, or reorganization involving the Company in which, immediately after giving effect to such merger, consolidation or reorganization, less than 51% of the total voting power of outstanding stock of the surviving or resulting entity is then "beneficially owned" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company immediately prior to such merger, consolidation or reorganization. Notwithstanding the foregoing, a Change of Control shall not include any acquisitions resulting from the consummation of the private placement offering of common stock of the Company under Rule 144A and/or Regulation D prior to March 31, 2005.

            (d) Except as provided below, such Change of Control payments shall be in addition to payment by the Company of all other amounts (including, without limitation, salary, bonuses, equity plans, incentive compensation plans, fringe benefits, and expense reimbursements) owed to Executive under other provisions of this Agreement. Notwithstanding the foregoing, if on or before the Change of Control Executive becomes or has become entitled to payment pursuant to Section 7(c), the amount payable under

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      this Section 8 shall be reduced by the amount paid or payable to Executive under Section 7(c).

      9. GROSS-UP PARACHUTE PAYMENT. In the event that Executive shall become entitled to any amounts (the "Regular Amounts"), whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, or any person affiliated with the Company or such person, that will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed), the Company shall pay to Executive an additional amount (the "Gross-up Payment") such that the net amount retained by Executive after payment of all applicable federal and state taxes on the sum of the Regular Amount plus the Gross-up Payment, is equal to the net amount that would have been retained by Executive after payment of all applicable federal and state taxes on the Regular Amount if it had not been subject to the Excise Tax.

      10. CONFLICTS OF INTEREST. Executive agrees that he shall promptly disclose to the Board any conflict of interest involving Executive upon Executive becoming aware of such conflict. Executive's ownership of an interest not in excess of five percent in a business organization that competes with the Company shall not be deemed to constitute a conflict of interest.

      11. CONFIDENTIALITY. The Company agrees to provide Executive valuable Confidential Information of the Company and of third parties who have supplied such information to the Company. In consideration of such Confidential Information and other valuable consideration provided hereunder, Executive agrees to comply with this Section 11.

            (a) "CONFIDENTIAL INFORMATION" means, without limitation and regardless of whether such information or materials are expressly identified as confidential or proprietary, (i) any and all non-public, confidential or proprietary information or work product of the Company or its affiliates, (ii) any information that gives the Company or its affiliates a competitive business advantage or the opportunity of obtaining such advantage, (iii) any information the disclosure or improper use of which is reasonably expected to be detrimental to the interests of the Company or its affiliates, (iv) any trade secrets of the Company or its affiliates, and (v) any other information of or regarding the Company or any of its affiliates, or its or their past, present or future, direct or indirect, potential or actual officers, directors, employees, owners, or business partners, including but not limited to information regarding any of their businesses, operations, assets (including any Oil and Gas Interests as defined below), liabilities, properties, systems, methods, models, processes, results, performance, investments, investors, financial affairs, future plans, business prospects, acquisition or investment opportunities, strategies, business partners, business relationships, contracts, contractual relationships, organizational or personnel matters, policies or procedures, management or compensation matters, compliance or regulatory matters, as well as any technical, seismic, industry, market or other data, studies or research, or any forecasts, projections, valuations, derivations or other analyses, performed, generated, collected, gathered, synthesized, purchased or owned by, or otherwise in the possession of, the Company or its affiliates or which Executive has learned of through his employment with the Company. Confidential


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      Information also includes any non-public, confidential or proprietary information about or belonging to any third party which has been entrusted to the Company or its affiliates. Notwithstanding the foregoing, Confidential Information does not include any information which is or becomes generally known by the public other than as a result of Executive's actions or inactions. "OIL AND GAS INTERESTS" means: (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties (including revenues or net revenues therefrom) and assets of any kind and nature, direct or indirect, including without limitation working, royalty and overriding royalty interests, mineral interests, leasehold interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts or agreements in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing, regardless of location. "HYDROCARBONS" means oil, condensate gas, casinghead gas and other liquid or gaseous hydrocarbons.

            (b) PROTECTION. In return for the Company's promise to provide Executive with Confidential Information, Executive promises (i) to keep the Confidential Information, and all documentation, materials and information relating thereto, strictly confidential, (ii) not to use the Confidential Information for any purpose other than as required in connection with fulfilling his duties as Vice President and Chief Exploration Officer for the benefit of the Company, and (iii) to return to the Company all documents containing Confidential Information in Executive's possession upon separation from the Company for any reason. For the sake of clarity, Executive specifically acknowledges and agrees that (x) the definition of Confidential Information in Section 11(a) includes (but is not limited to) any nonpublic information about the Oil and Gas Interests (as defined above) and any other assets, investments, properties, sites or locations in which the Company or its affiliates have an ownership or other interest or right, as well as any Oil and Gas Interests (as defined above), assets, investments, properties, sites, locations, acquisitions or other business prospects upon which the Company or its affiliates have expended resources in the past, are currently expending resources, or are contemplating expending resources in the future, and (y) that any use by Executive of such Confidential Information other than as required in connection with fulfilling his duties as Executive for the benefit of the Company will be a material breach of this Agreement. The immediately preceding sentence has been included for the purpose of highlighting certain aspects of the foregoing covenants and shall in no event be read to limit or narrow the foregoing covenants.

            (c) SCOPE. Executive understands and agrees that all Confidential Information, in whatever medium (verbal, written, electronic or other), is subject to this Agreement whether provided directly to Executive or not, whether provided to Executive prior to the Effective Date of this Agreement or not, and whether inadvertently disclosed to Executive or not. Confidential Information which was or is available to Executive or to which Executive had or has access will be deemed to have been provided to Executive. Executive also hereby agrees that Confidential Information shall be deemed to include information regarding the assets of the Company, even if such information was learned by Executive prior to formation of the Company.

            (d) VALUE AND SECURITY. Executive understands and agrees that all Confidential Information, and every portion thereof, constitutes the valuable intellectual property of the Company, its affiliates, and/or third parties, and Executive further acknowledges the importance of maintaining the security and confidentiality of the Confidential Information and of not misusing the Confidential Information.

            (e) DISCLOSURE REQUIRED BY LAW. If Executive is legally required to disclose any Confidential Information, Executive shall promptly notify the Company in writing of such request or requirement so that the Company may seek an appropriate protective order or other relief. Executive agrees to cooperate with and not to oppose any effort by the Company to resist or narrow such request or to seek a protective order or other appropriate remedy. In any case, Executive will (a) disclose only that portion of the Confidential Information that, according to the advice of Executive's counsel, is required to be disclosed (and Executive's disclosure of Confidential Information to Executive's counsel in connection with obtaining such advice shall not be a violation of this Agreement), (b) use reasonable efforts (at the expense of the Company) to obtain assurances that such Confidential Information will be treated confidentially, and (c) promptly notify the Company in writing of the items of Confidential Information so disclosed.

            (f) THIRD-PARTY CONFIDENTIALITY AGREEMENTS. To the extent that the Company possesses any Confidential Information which is subject to any confidentiality agreements with, or obligations to, third parties, Executive will comply with all such agreements or obligations in full. The immediately preceding sentence shall apply only if the Company has provided Executive with a copy of such agreements, and Executive may disclose such agreements and any related Confidential Information to Company's attorneys and rely on their advice regarding compliance therewith.

            (g) SURVIVAL. The covenants made by Executive in this Section 11, other than Paragraph (f) hereof, will be effective only during the Employment Period and for the two-year period immediately following the Employment Period, and to that extent (and only that extent) shall survive termination of this Agreement. The covenants made by Executive in Paragraph (f) of this Section 11 will be effective during the period specified in the confidentiality agreements described therein.

      12. NO SOLICITATION. Executive shall not, for a period of one year after the Termination Date, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, partner, member, joint venturer, owner or in any other individual or representative capacity whatsoever, whether paid or unpaid, either for his own benefit or for the benefit of any other person or entity, either (A) contact or solicit, with respect to hiring, any person known by Executive to be or to have been, at any time during the 12-month period immediately preceding the Termination Date, an employee of the Company or its affiliates, or (B) induce or otherwise counsel, advise or encourage any employee of the Company or its affiliates to leave the employment of the Company or their respective employment with the Company's affiliates, as the case may be; provided, however, that this restriction shall not apply to any solicitations contained in an advertisement directed generally to the public or the trade, nor to any contacts resulting from such a solicitation. If Executive fails to comply with this Section 12, the Company shall be entitled to, among other remedies, compliance by Executive with the terms of this section for an additional period of time that shall equal the period over which such noncompliance occurred. Notwithstanding any other provision hereof, this Section 12 shall not apply (1) if the Company terminates Executive's employment with the Company and its affiliates pursuant to Section 6(a)(4) or pursuant to delivery by the Company to Executive of a notice of non-renewal in accordance with Section 4, (2) if Executive terminates Executive's employment with the Company and its affiliates pursuant to Section 6(b)(1), or (3) after the occurrence of a Change of Control.

      13. DEFENSE OF CLAIMS. Executive agrees that, during the Employment Period and for a period of 36 months after the Termination Date, upon request from the Company, Executive will cooperate with the Company and its affiliates in the defense of any claims or actions that may be made by or against the Company or any of its affiliates that relate to Executive's prior areas of responsibility, except if Executive's reasonable interests are adverse to the Company or affiliates in such claim or action. If Executive is not an employee of the Company or an affiliate at such time, the Company agrees to compensate Executive for his time spent on such matters at the rate of $150 per hour, and in addition, to pay or reimburse Executive for all of Executive's reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with Executive's obligations under this Section 13, provided Executive provides reasonable documentation of same.

      14. WITHHOLDINGS: RIGHT OF OFFSET. The Company may withhold and deduct from any payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) any deductions consented to in writing by Executive, and (c) any other sums owed by Executive to the Company, any affiliate, or any employee benefit plan or program of the Company or any affiliate.

      15. SEVERABILITY. It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 17), the parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement.

      16. TITLE AND HEADINGS; CONSTRUCTION. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. The words "herein", "hereof", "hereunder" and other compounds of the word "here" shall refer to the entire Agreement and not to any particular provision hereof.

      17. ARBITRATION; INJUNCTIVE RELIEF; ATTORNEYS' FEES.

            (a) Subject to Section 17(b), any dispute, controversy or claim between Executive and the Company arising out of or relating to this Agreement, Executive's employment with Company, or the termination of either will be finally settled by arbitration in Houston, Texas before, and in accordance with the rules for the resolution of employment disputes then obtaining of, the American Arbitration Association. The arbitrator's award shall be final and binding on both parties.

            (b) Notwithstanding Section 17(a), an application for emergency or temporary injunctive relief by either party shall not be subject to arbitration under this Section 17; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 17. Executive acknowledges that Executive's violation of Sections 11 and/or 12 of this Agreement will cause irreparable harm to the Company, Executive agrees not to contest that -- Executive's violation of Sections 11 and/or 12 of this Agreement will cause irreparable harm to the Company and Executive agrees that the Company shall be entitled as a matter of right to specific performance of Executive's obligations under Sections 11 and 12 and an injunction, from any court of competent jurisdiction, restraining any violation or further violation of such agreements by Executive or others acting on his/her behalf, without any showing of irreparable harm and without any showing that the Company does not have an adequate remedy at law. The Company's right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity.

            (c) Each side shall share equally the cost of the arbitrator and bear its own costs and attorneys' fees incurred in connection with any arbitration, unless a statutory claim authorizing the award of attorneys' fees is at issue, in which event the arbitrator may award a reasonable attorneys' fee in accordance with the jurisprudence of that statute.

            (d) Nothing in this Section 17 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award or (ii) joining another party to this Agreement in a litigation initiated by a person which is not a party to this Agreement.

      18. GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. THE EXCLUSIVE VENUE FOR THE RESOLUTION OF ANY DISPUTE RELATING TO THIS AGREEMENT OR EXECUTIVE'S EMPLOYMENT (THAT IS NOT SUBJECT TO ARBITRATION UNDER

SECTION 17 FOR ANY REASON) SHALL BE IN THE STATE AND FEDERAL COURTS LOCATED IN HARRIS COUNTY, TEXAS AND THE PARTIES HEREBY EXPRESSLY CONSENT TO THE JURISDICTION OF THOSE COURTS.

      19. ENTIRE AGREEMENT AND AMENDMENT. This Agreement contains the entire agreement of the parties with respect to Executive's employment and the other matters covered herein (except to the extent that other agreements are specifically referenced herein); moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof and thereof. This Agreement may be amended, waived or terminated only by a written instrument executed by both parties hereto.

      20. SURVIVAL OF CERTAIN PROVISIONS. Wherever appropriate to the intention of the parties hereto, the respective rights and obligations of said parties, including, but not limited to, the rights and obligations set forth in Sections 6 through 18 hereof, shall survive any termination or expiration of this Agreement for any reason.

      21. WAIVER OF BREACH. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.

      22. ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

      23. NOTICES. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person or sent by facsimile transmission, (b) on the first business day after such notice is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:

                (1) If to Company, addressed to:

                    Mariner Energy, Inc.
                    Attn: Chief Executive Officer
                    2101 Citywest Blvd.
                    19th Floor, Bldg. 2
                    Houston, TX 77042

                (2) If to Executive, addressed to the address set forth below
                    Executive's name on the execution page hereof;

or to such other address as either party may have furnished to the other party in writing in accordance with this Section 23.

      24. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

      25. DEFINITIONS. The parties agree that as used in this Agreement the following terms shall have the following meanings: an "affiliate" of a person shall mean any person directly or indirectly controlling, controlled by, or under common control with, such person; the terms "controlling, controlled by, or under common control with" shall mean the possession, directly or indirectly, of the power to direct or influence or cause the direction or influence of management or policies (whether through ownership of securities or other ownership interest or right, by contract or otherwise) of a person; the term "person" shall mean a natural person, partnership (general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee, or any other individual or entity in its own or any representative capacity, in each case, whether domestic or foreign.

                             SIGNATURE PAGE FOLLOWS

      IN WITNESS WHEREOF, Executive and the Company have executed this Agreement to be effective for all purposes as of the Effective Date.

                                    EXECUTIVE:

                                    Signature: /s/ Michiel C. van den Bold
                                               ---------------------------------
                                               MICHIEL C. VAN DEN BOLD

                                    Date: February 7, 2005

                                                 Address for Notices:

                                                          13051 PEBBLEBROOK DR.
                                                          HOUSTON, TX  77079

                                    MARINER ENERGY, INC.

                                    By: /s/ Scott D. Josey
                                        ---------------------------------
                                               Scott D. Josey
                                               Chief Executive Officer and
                                               President

                                    Date: February 7, 2005

                                    EXHIBIT A

  Executive serves on the Advisory Committee for LSU Geology Summer Field Camp.

                                                                       EXHIBIT B

                          WAIVER AND RELEASE AGREEMENT

      This Waiver and Release Agreement (the "AGREEMENT") is between Mariner Energy, Inc., a Delaware company ("COMPANY"), and MICHIEL C. VAN DEN BOLD ("EXECUTIVE"), as provided pursuant to that employment agreement between Executive and Company dated February 7, 2005 (the "EMPLOYMENT AGREEMENT") and attached hereto as EXHIBIT A.

      WHEREAS, Executive's employment with Company is being terminated; and

      WHEREAS, Executive will be paid certain severance benefits in exchange for his release and waiver of his claims against the Company Releasee (as defined below) pursuant to this Agreement;

      NOW, THEREFORE, the parties agree to the following.

      1. Complete Release and Other Consideration from Executive. In exchange for the severance benefits provided under Section 2 of this Agreement, Executive agrees as follows:

            a. Complete Release. On behalf of Executive and Executive's heirs and assigns, Executive fully releases Company and its direct and indirect, past present and future, parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and, with respect to all such entities, their partners, members, shareholders, owners, officers, directors, attorneys, agents, representatives and employees (collectively, the "COMPANY RELEASEES"), from any and all claims, demands, damages, losses, expenses, liabilities and causes of action (including claims for attorneys' fees) (collectively, "CLAIMS"), known or unknown, that Executive, his heirs, executors, administrators, and assigns may have or may claim to have against any of the Company Releasees based upon facts occurring on or prior to the date Executive signs this Agreement, including but not limited to any claims arising out of Executive's employment relationship with and service as an employee, officer or director of Company, and the termination of such relationship or service, (the "RELEASE"); provided, however, that this Release shall not apply to Company's obligations under this Agreement. This Release includes, without limitation, any claims arising out of any contract (express or implied); any tort (whether based on negligent, grossly negligent, or intentional conduct); or any federal, state, or local law, including, without limitation, the Age Discrimination in Employment Act and the Employee Retirement Income Security Act ("ERISA"), other than benefits that Executive is entitled to under the terms of an ERISA plan. This Release does not include any claims under the Age Discrimination in Employment Act that may arise after this Agreement is executed.

            b. Confidentiality. Except as may be required by law or court order or as may be necessary in an action arising out of this Agreement, Executive agrees not to disclose the existence or terms of this Agreement to anyone other than Executive's immediate family, attorneys, tax advisors, and financial counselors, provided that Executive first informs them of this confidentiality clause and secures their agreement to be bound by it. Executive understands and agrees that a breach of this confidentiality provision by any of these authorized persons will be deemed a material breach of this Agreement by Executive.

            c. Executive agrees not to bring or join any lawsuit against any of the Company Releasees in any court (except as necessary to protect Executive's rights under this Agreement or with respect to Executive's entry into this Agreement) relating to Executive's employment, events occurring during Executive's employment or the termination of Executive's employment. Executive represents that, as of the effective date of this Agreement, Executive has not brought or joined any lawsuit or filed any charge or claim against any of the Company Releasees in any court or before any government agency. If Executive brings or joins any lawsuit against any of the Company Releasees in any court (except as necessary to protect Executive's rights under this Agreement or with respect to Executive's entry into this Agreement) relating to Executive's employment, events occurring during Executive's employment or the termination of Executive's employment, and Executive is the prevailing party in such lawsuit, Executive shall be obligated to return to the Company all amounts paid to Executive as benefits under this Agreement, to the extent permitted under applicable law and ordered by the court. Further, if any Company Releasee is the prevailing party in any lawsuit Executive brings against such Company Releasee relating to Executive's employment that has been waived in this Agreement, to the extent permitted by applicable law (such as if Executive's claims are found to be brought in bad faith), Executive agrees to pay all costs and expenses incurred by such person or entity, including reasonable attorneys' fees, in defending against such lawsuit.

            This Agreement is not intended to indicate that any Claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in return for the Company's payment provided by this Agreement, any and all potential Claims that Executive may have against the Company Releasees, regardless of whether they actually exist, are expressly settled, compromised and waived. By signing this Agreement, Executive and the Company Releasees are bound by it. Anyone who succeeds to Executive's rights and responsibilities, such as heirs or the executor of Executive's estate, is also bound by this Agreement. The waiver and release provisions of this Agreement do not apply to any rights or claims that may arise after its effective date. This Release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit.

      2. Consideration from Company. In exchange for Executive's obligations under this Agreement, the Company shall pay Executive those severance payments and benefits described in Sections 7, 8 and 9, as applicable, of the Employment Agreement, which are incorporated herein by reference and made a part of this Agreement. Executive acknowledges that Executive is not otherwise entitled to receive such severance payments and benefits, these severance payments and benefits are conditioned on Executive's compliance with the terms of this Agreement and the Employment Agreement, including without limitation Sections 11 and 12 thereof. Executive acknowledges and agrees that Company will withhold any taxes required by applicable law from the severance payments and benefits.

      3. Right to Consult an Attorney; Period of Review. Executive is encouraged to consult with an attorney before signing this Agreement. From the date this Agreement is first presented to Executive, Executive will have 21 [45, if applicable] days in which to review this Agreement. Executive may use as little or much of this 21 [45]-day review period as Executive chooses.

      4. Entire Agreement; Amendment; Continuing Obligations. This Agreement and the Employment Agreement together contain the entire agreement of the parties with respect to the termination of Executive's employment and the other matters covered herein and therein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof. This Agreement may be amended, waived or terminated only by a written instrument executed by both parties hereto. Executive hereby reaffirms and agrees to continue to abide by all of Executive's continuing obligations under Sections 11 through 18 of the Employment Agreement.

      5. Revocation. Upon signing this Agreement, Executive will have 7 days to revoke the Agreement. To properly revoke the Agreement, Company must receive written notice of revocation from Executive by the close of business on the 7th day after the date the Agreement is signed by Executive. Written notice must be delivered pursuant to Section 23 of the Employment Agreement. Executive understands that failure to revoke his acceptance of this Agreement within 7 days after the date he signs it will result in this Agreement being permanent and irrevocable.

      6. Choice of Law. This Agreement will be governed in all respects by the laws of the State of Texas, without regard to its choice of law principles. This Agreement is subject to the arbitration provisions in Section 17 of the Employment Agreement.

      7. Effectiveness of Agreement. This Agreement will be effective, and the severance payments and benefits provided in Section 2 of this Agreement will be made and provided, only if Executive executes this Agreement within 21 [45] days of receiving it and only if Executive does not revoke this Agreement under
Section 5 above.

                                    EXECUTIVE

                                    Signature: /s/ MICHIEL C. VAN DEN BOLD
                                               --------------------------------
                                                  MICHIEL C. VAN DEN BOLD

                                    Date:
                                          -------------------------------------

                                    MARINER ENERGY, INC.

                                    By:
                                        ---------------------------------------
                                                 [Name]
                                                 [Title]

                                    Date:
                                          --------------------------------------